                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement                  [_]  Confidential, for Use
                                                       of the Commission Only
                                                       (as Permitted by Rule
                                                       14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          First State Bancorporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          --Enter Company Name Here--
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

Notes:

                          FIRST STATE BANCORPORATION
                               7900 JEFFERSON NE
                         ALBUQUERQUE, NEW MEXICO 87109

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       ___________________________________


                                April 13, 2000

TO THE SHAREHOLDERS OF FIRST STATE BANCORPORATION:

     The annual meeting of shareholders of First State Bancorporation, a New Mexico corporation, will be held on Friday, June 2, 2000, at 9:00 a.m. local time in the Crowne Plaza Pyramid, 5151 San Francisco Road NE, Albuquerque, New Mexico, for the following purposes:

                  1. To elect three directors to hold office for a term ending at the 2003 annual meeting and until their successors are duly elected and qualified.

                  2. To ratify the appointment of KPMG LLP as independent public accountants for the year ending December 31, 2000.

                  3. To transact any other business which properly comes
                     before the meeting or any adjournment.


     All shareholders of record on the Company's transfer books at the close of business on April 17, 2000, are entitled to notice of and to vote at the annual meeting. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any Company shareholder at 7900 Jefferson NE, Albuquerque, New Mexico, for purposes germane to the annual meeting, during normal business hours for ten days prior to the annual meeting.

     Please read the attached proxy statement carefully. PLEASE SIGN, DATE
AND PROMPTLY RETURN THE ENCLOSED WHITE PROXY CARD AUTHORIZING REPRESENTATIVES OF THE COMPANY'S MANAGEMENT TO VOTE ON YOUR BEHALF AT THE MEETING.

                                                  By the order of the Board
                                                  of Directors

                                                  FIRST STATE BANCORPORATION


                                                  /s/ Michael R. Stanford
                                                  Michael R. Stanford
                                                  President

                                PROXY STATEMENT
                          FIRST STATE BANCORPORATION
                               7900 JEFFERSON NE
                         ALBUQUERQUE, NEW MEXICO 87109

                                April 13, 2000

                                 INTRODUCTION

     This proxy statement is being furnished in connection with the solicitation by the Board of Directors of First State Bancorporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders (the "Meeting") to be held at 9:00 a.m. local time in the Crowne Plaza Pyramid, 5151 San Francisco Road NE, Albuquerque, New Mexico, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are first being sent to shareholders beginning on or about April 13, 2000.

     The Board of Directors has fixed the close of business on April 17, 2000, as the record date for determining shareholders who are entitled to notice of, and to vote at, the Meeting. At the close of business on April 4, 2000, the most recent date prior to the printing of this proxy statement for which information is available, there were 4,857,602 shares of the Company's Common Stock (the "Common Stock") outstanding and entitled to vote at the Meeting. Holders of shares of Common Stock may cast one vote for each share on each matter of business properly brought before the Meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Meeting. Shareholders are not allowed to cumulate votes in the election of directors.

     To be effective, properly signed and dated proxies must be returned prior to the Meeting. The shares represented by your proxy will be voted in accordance with your instructions. However, if no instructions are given, your shares will be voted in favor of (i) the nominees for directors proposed by the Board of Directors, and (ii) ratification of the appointment of KPMG LLP as independent public accountants for the year ending December 31, 2000. The Board of Directors of the Company is not aware of any other business to be presented at the Meeting. If any other matters come before the Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgement.

     The Company can conduct business at the Meeting only if holders of a majority of the shares of Common Stock entitled to vote are present at the Meeting, either in person or by proxy. Assuming a quorum has been reached, the affirmative vote of the majority of the shares represented in person or by proxy and entitled to vote is necessary to elect directors and ratify the appointment of auditors.

     Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached. Broker non-votes will also be counted for quorum purposes. Broker non-votes will have the same effect as a vote to withhold authority in the election of directors, and abstentions and broker non-votes will have the same effect as a vote against the election of auditors.


                             REVOCABILITY OF PROXY

     Any shareholder giving a proxy may revoke it at any time prior to the Meeting either by submitting a later-dated proxy or by providing notice of revocation to the Secretary of the Company at the address above. Shareholders with proper documentation may vote all their eligible shares if they are personally present at the Meeting. When a shareholder votes at the Meeting, his or her vote will revoke any proxy previously granted by the shareholder.

                      EXPENSE AND MANNER OF SOLICITATION

     In addition to solicitation by mail, proxies may be solicited by appropriate means, including in person or by telephone or telegram, by directors, officers, and employees of the Company and its wholly owned subsidiary First State Bank of Taos (the "Bank") who will not receive compensation for their soliciting activities. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of the Common Stock to forward proxy soliciting material to the beneficial owners of such stock, and the Company will reimburse such record holders for their reasonable expenses. The Company has retained Morrow & Co., Inc., to assist in the solicitation of proxies for a fee estimated at $25,000, plus expenses. The Company will bear all of the costs of the solicitation.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

     All of the shares of Common Stock represented by valid proxies received from shareholders will be voted for the nominees for directors named below, unless authority to do so is withheld. Each nominee for director has consented to his nomination and to serve if elected. If any nominee is unable to serve, the proxies will be voted to elect any other person as director whom the Board of Directors recommends in the place of that nominee.

     The Company's Restated Articles of Incorporation require that proposals of shareholders (including nominations of persons for election to the Company's Board of Directors) must be submitted, in accordance with the requirements of the Restated Articles of Incorporation, not less than 35 days nor more than 50 days before the date of the meeting at which the proposal is to be submitted, except that if less than 45 days notice or prior public disclosure of the date of such meeting is given or made to shareholders, proposals must be received not later than the close of business on the tenth day following the day on which notice of such meeting is mailed or public disclosure of the date of such meeting is made. To be in proper written form, a shareholder's notice must set forth specified information about each nominee and the shareholder making the nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Nominees for Election at 2000 Annual Meeting

     Certain biographical information, including principal occupation and business experience during the last five years, of each nominee for director is set forth below. The current authorized number of directors of the Company is nine. The directors nominated herein will serve until the 2003 annual meeting and until their successors are duly elected and qualified. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

Name                       Age     Position with Company
-----------------------------------------------------------------------------
Eloy A. Jeantete           72      Chairman of the Board and Director

Michael R. Stanford        47      President, Chief Executive Officer,
                                   and  Director

Marshall G. Martin         61      Director
-----------------------------------------------------------------------------

     Eloy A. Jeantete, a Director of the Company since August 1993 and
Chairman of the Board since January 1994, joined the Bank 53 years ago as a bookkeeper and has spent his entire working career with the Bank, rising to his present position of Chairman of the Board of the Company. As a lifetime resident of Taos, New Mexico, Mr. Jeantete has accumulated a long list of civic achievements and community involvement, culminating with his election in 1990 as Mayor of Taos, New Mexico, a position he held until March 1994.

     Michael R. Stanford, a Director of the Company since its organization in 1988, is President and Chief Executive Officer of the Company and the Bank. Mr. Stanford's entire career has been in the banking industry. Prior to joining the Bank in 1987, Mr. Stanford spent five years with New Mexico Banquest Corporation as Senior Vice President in charge of loan administration. Mr. Stanford is the President of the New Mexico Bankers Association. In addition, Mr. Stanford is involved in a variety of civic organizations. See "Certain Business Relationships - Operations Building."

     Marshall G. Martin, a Director of the Company since June 1997, is a senior partner with the law firm of Hinkle, Hensley, Shanor & Martin, L.L.P., a position he has held since June 1997 and prior to January of 1997. For the period of January 1997 through June 1997, Mr. Martin was Vice President-General Counsel of Solv-Ex Corporation. Hinkle, Hensley, Shanor & Martin, L.L.P., is the Company's corporate counsel. See "Certain Business Relationships - Legal Services." Mr. Martin is involved in a variety of civic organizations.

            THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES FOR
                                           ---
                            THE BOARD OF DIRECTORS.

Current Directors Serving until the 2001 Annual Meeting

Name                          Age      Position with Company
------------------------------------------------------------------------------
H. Patrick Dee                45       Executive Vice President, Chief
                                       Operating Officer,
                                       Secretary/Treasurer, and Director

Leonard J. DeLayo, Jr.        51       Director

Bradford M. Johnson           49       Director
-------------------------------------------------------------------------------

     H. Patrick Dee has been a Director of the Company since 1991 and presently serves as Executive Vice President, Chief Operating Officer, and Secretary/Treasurer of the Company, and Executive Vice President and Chief Operating Officer of the Bank, a position he has held since December 1991. Prior to joining the Company, Mr. Dee spent four years with New Mexico Banquest Corporation and, after its acquisition by Livingston & Co. Southwest, LP, in 1988, with National Bank of Albuquerque. In 1989, Mr. Dee became Senior Vice President and Chief Financial Officer of Livingston & Co. Southwest, LP. Mr. Dee is a certified public accountant. See "Certain Business Relationships - Operations Building."

     Leonard J. DeLayo, Jr., a Director of the Company since November 1993, served as a director of the Bank from 1988 to January 1992. Mr. DeLayo has been engaged in a general corporate and commercial law practice in New Mexico since 1974 and is the President and sole shareholder of Leonard J. DeLayo, Jr., P.C., which currently provides legal services to the Company and the Bank as general counsel. Mr. DeLayo serves on the Albuquerque Board of Education. See "Certain Business Relationships - Legal Services."

     Bradford M. Johnson, a Director of the Company since November 1993, is President of Heron Hill Corporation, a private company engaged in investments and financial consulting. From 1991 to November 1993, Mr. Johnson was a partner and Director of Research of Sterne, Agee & Leach, Inc., an investment banking firm in Atlanta, Georgia. Mr. Johnson studied at the University of Paris-Sorbonne from 1987 to 1991.

Current Directors Serving until 2002 Annual Meeting

Name                             Age     Position with Company
-------------------------------------------------------------------------------
Douglas M. Smith, M.D.           66      Director
Herman N. Wisenteiner            69      Director
Kevin L. Reid                    39      Director
-------------------------------------------------------------------------------

         Douglas M. Smith, M.D., a Director of the Company since November 1993, is a Board Certified radiologist and the owner/general partner of The Historic Taos Inn, Taos, New Mexico. Dr. Smith is the co-founder and former President of Palm Beach Imaging, Inc., West Palm Beach, Florida, and a former member of the Board of Directors of the PIE Medical Insurance Co., a physician-owned medical malpractice insurance company headquartered in Cleveland, Ohio.

         Herman N. Wisenteiner, a Director of the Company since November 1993, is President and Chief Executive Officer of Horn Distributing Company, a real estate holding company which he founded in 1971 in Santa Fe, New Mexico. In addition to his many civic activities in northern New Mexico, from 1984 to 1993, Mr. Wisenteiner was also Chairman and Chief Executive Officer of CLX Exploration, Inc., a publicly traded oil and natural gas exploration and production company headquartered in Denver, Colorado, and served as a Director of First Interstate Bank, Santa Fe, New Mexico, from 1980 to 1993. See "Certain Business Relationships - Santa Fe Branch Location."

         Kevin L. Reid, a Director of the Company since January 1998, is President and Owner of Reid & Associates, a design/build construction company, a position he has held since 1997, when he assumed the presidency of Reid & Elliott and changed the name of the Company to Reid & Associates. Mr. Reid co-founded Reid & Elliott in 1991. See "Certain Business Relationships -Operations Building."

         There are no family relationships among any of the directors, officers, or key employees of the Company.

                                  PROPOSAL 2

                RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

         KPMG LLP was the Company's independent public accounting firm for 1999 and has been approved by the Board of Directors to continue in that capacity in 2000.

         A proposal to ratify the appointment of KPMG LLP will be presented to the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                       THE COMPANY'S BOARD OF DIRECTORS
                 UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS
                VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF
                     ---
                                   KPMG LLP


            INFORMATION WITH RESPECT TO STANDING COMMITTEES OF THE
                        BOARD OF DIRECTORS AND MEETINGS

         The Board of Directors held four meetings during the year ended December 31, 1999. Each incumbent director attended 75% or more of the meetings of the Board of Directors and committees on which he served.

         The Board of Directors has an executive committee, an audit committee, and a compensation committee. The Board of Directors does not have a standing nominating committee. Nominations to the Board of Directors are determined by the entire Board.

         The executive committee members are Marshall G. Martin, Michael R. Stanford, Bradford M. Johnson, and Douglas M. Smith. The executive committee did not meet during 1999. The executive committee meets periodically to explore and consider issues in advance of the meetings of the entire Board of Directors and makes recommendations to the Board of Directors concerning such issues.

         The audit committee members are Douglas M. Smith, Bradford M. Johnson, and Leonard J. DeLayo, Jr. The audit committee held four quarterly meetings during the year ended December 31, 1999. The audit committee reviews with the independent and internal auditors of the Company their respective audit and review programs, procedures, the scope and results of their examinations, and their fees and related costs. Additionally, the audit committee reviews the financial statements and the adequacy of the Company's system of internal accounting controls. The audit committee makes recommendations to the Board of Directors relating to the independent auditors and to their engagement or discharge.

         The compensation committee members are Kevin L. Reid and Herman N. Wisenteiner. The committee held one meeting during the year ended December 31, 1999. The purpose of the compensation committee is to determine the compensation and benefits for executive officers of the Company.

                        CERTAIN BUSINESS RELATIONSHIPS

Credit Transactions

         The executive officers, directors and principal stockholders of the Company and the Bank, and members of their immediate families and businesses in which these individuals hold controlling interests, are customers of the Bank and it is anticipated that such parties will continue to be customers of the Bank in the future. Credit transactions with these parties are subject to review by the Bank's Board of Directors. All outstanding loans and extensions of credit by the Bank to these parties were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of management did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 1999, the aggregate balance of the Bank's loans and advances under existing lines of credit to these parties was $1,615,458, or 0.38% of the Bank's total loans. All payments of principal and interest on these loans are current. These loans represented 3.64% of the Company's equity as of December 31, 1999.

Legal Services

         Mr. DeLayo was a director of the Bank from 1988 through January 1992, was a director of the Santa Fe Bank from March 1993 to June 1994 and was appointed as a director of the Company in November 1993. Mr. DeLayo acts as general counsel to the Company and the Bank. Mr. DeLayo and his firm, Leonard J. DeLayo, Jr., P.C., are involved in representing the Company in numerous collection matters. The Company paid Mr. DeLayo's firm approximately $284,000, $219,000, and $205,000 for its services in 1999, 1998, and 1997.

         Marshall G. Martin was elected to the Board of Directors in June 1997. Mr Martin is a partner in the firm of Hinkle, Hensley, Shanor & Martin, L.L.P., which serves as the Company's corporate counsel. The Company paid Hinkle, Hensley, Shanor & Martin, L.L.P., approximately $33,000, $32,000, and $85,000 for its services in 1999, 1998, and 1997, respectively.

Santa Fe Branch Location

         The Downtown Santa Fe location of the Bank was constructed on land owned by Herman Wisenteiner, a Director of the Company. The Company is leasing the site from Mr. Wisenteiner for an initial term of 15 years. Lease payments made to Mr. Wisenteiner were $65,600 for 1999, $63,700 for 1998, and $61,800 in 1997. In the opinion of management, the lease is on terms similar to other third-party commercial transactions in the ordinary course of business.

Operations Building

         On March 9, 1999, the Company sold certain undeveloped real estate to the Journal Center Office Group, L.L.C. for $543,177. The Company purchased this property for $529,278 on March 14, 1998. Kevin L. Reid, a director of the Company, controls a corporation which is the managing member of the Journal Center Office Group, L.L.C., which together with Messrs. Stanford and Dee, C.E.O. and C.O.O., of the Company, respectively, and certain other officers of the Bank, own approximately 92.94% of the equity interest in the Journal Center Office Group, L.L.C. Subsequent to such sale, the Journal Center Office Group, L.L.C., constructed a 27,567 square foot facility on the property. On October 1, 1999, the Bank entered into a lease agreement with the Journal Center Office Group, L.L.C., with respect to approximately 23,118 square feet in the building. The term of such lease is 15 years and the annual rental payments are $19.50 per square foot or $450,793. In 1999, the Company paid the Journal Center Office Group, L.L.C., $145,060 in rent in respect of such lease. In the opinion of management, this transaction and the related lease are on terms similar to other third-party transactions in the ordinary course of business.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 4, 2000, by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer identified in the Executive Compensation table set forth below, and (iv) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such owners, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares. Unless otherwise indicated, the address of such person is the Company's address, 7900 Jefferson NE, Albuquerque, New Mexico 87109.

Name                                      Number of Shares Owned              Percentage of Shares Owned
-------------------------------------------------------------------------------------------------------------------
Hovde Capital, Inc.
  1826 Jefferson Place, NW
  Washington, DC 20036                                   471,465  (1)                 9.58%
John Hancock Advisors, Inc.
  101 Huntington Avenue
  Boston, MA 02199                                       262,687                      5.34%
Darma Properties, Inc.
  14 South Swinton Ave.
  Delray Beach, FL 33444                                 369,450                      7.51%
Michael R. Stanford                                      180,183  (2)                 3.58%
H. Patrick Dee                                            98,125  (3)                 1.96%
Eloy A. Jeantete                                           2,000                        *
Leonard J. DeLayo, Jr.                                   132,803  (4)                 2.69%
Bradford M. Johnson                                      246,012                      5.00%
Douglas M. Smith, M.D.                                    35,625                        *
Herman N. Wisenteiner                                     14,758                        *
Marshall G. Martin                                         1,105                        *
Kevin L. Reid                                              4,500                        *
Brian C. Reinhardt                                        15,686   (5)                  *
All executive officers and directors as
 a group (10 persons)                                    730,797                     14.72%

-----------------------------------
* Less than 1%
(1) Represents the aggregate shares held by Hovde Capital, Inc. and its affiliates: Financial Institution Partners, LP, Financial Institution Partners II, LP, Hovde Capital, LLC, and Hovde Acquisition, LLC.
(2) Includes 93,750 shares that are subject to an option which is exercisable at $5.60 per share, and 18,000 shares that are subject to an option exercisable at $11.50 per share, and 1,500 shares exercisable at $6.00 per share.
(3) Includes 62,625 shares that are subject to an option which is exercisable at $5.60 per share, 9,000 shares that are subject to an option exercisable at $11.50 per share, and 1,050 shares that are subject to an option exercisable at $6.00 per share.
(4) Includes 18,750 shares that are subject to an option which is exercisable at $5.60 per share.
(5) Includes 3,750 shares that are subject to an option which is exercisable at $5.60 per share, and 9,000 shares that are subject to an option exercisable at $11.50 per share.

                           COMPENSATION OF DIRECTORS

         During 1999, directors who were not employees of the Company (the "Outside Directors") received an annual fee of $3,000. Also during 1999, Outside Directors received an attendance fee of $1,000 per Board meeting and, in addition, attendance fees of $500 per committee meeting attended. Outside Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and the committee meetings of the Board of Directors. Effective January 1, 2000, the annual fee was increased to $5,000 with attendance fees of $1,000 per Board meeting and $500 per committee meeting.

                            EXECUTIVE COMPENSATION

         The following tables set forth the compensation paid by the Company to the three executive officers of the Company and one officer of the Bank who received in excess of $100,000 in cash compensation.

                                                                                         Long Term Compensation
Name and                                            Annual Compensation                           Stock
                                        ---------------------------------------------
Principal Position             Year      Salary ($)     Bonus ($)     Other ($)(1)         Options Granted (#)
--------------------------------------------------------------------------------------------------------------------
Michael R. Stanford            1999         $250,000             --          $47,188              7,500
  President and Chief          1998         $250,000       $ 50,000          $50,370                 --
  Executive Officer            1997         $220,833             --          $50,405             30,000

H. Patrick Dee
  Executive Vice President,
  Chief Operating Officer,     1999         $175,000             --          $42,183              5,250
  Secretary, and               1998         $175,000       $ 35,000          $47,538                 --
  Treasurer                    1997         $154,583             --          $46,097             15,000

W. Gary Millhollon             1999         $ 70,000       $249,712          $ 8,100                 --
  Senior Vice President        1998         $ 70,000       $157,146          $ 8,100                 --
  Bank Subsidiary              1997         $ 70,000       $126,874          $ 8,100                 --
  Leasing division

Brian C. Reinhardt             1999         $111,930       $  2,502          $ 7,922             21,000
  Executive Vice               1998         $106,000       $  6,000          $ 9,795                 --
President and Chief            1997         $ 86,563       $  3,000          $ 8,540             15,000
Financial Officer

_______________________________
(1) Represents insurance premiums paid by the Company on behalf of the employee, amounts contributed by the Company to the employee's Section 401(k) plan, auto allowance, and dues.

                  Aggregated Option Exercises in Fiscal Year
                  ------------------------------------------
                       and Fiscal Year-End Options Value
                       ---------------------------------

                                                                Number of Unexercised      Value of In-the-Money
                                    Shares          Value      Options at 12/31/99 (#)    Options at 12/31/99 ($)
                                 Acquired on      Realized          Exercisable /            (1) Exercisable /
Name                             Exercise (#)        ($)           Un-exercisable             Un-exercisable
--------------------------------------------------------------------------------------------------------------------
Michael R. Stanford                    --               --             123,168                   $919,434
                                                                        18,000                   $ 73,500
H. Patrick Dee                      3,000          $31,200              72,675                   $538,781
                                                                        10,200                   $ 46,050
Brian C. Reinhardt                     --               --              16,950                   $ 50,813
                                                                        27,000                   $ 13,500

______________________________________
(1) The closing price of the Company's Common Stock on December 31, 1999, was $13.75 per share.
(2) In February 2000, Michael R. Stanford exercised 9,918 options with an exercise price of $ 3.34 per share and 2,600 options with an exercise price of $5.60 per share for a total value realized of $98,287.

                     Option/SAR Grants in Last Fiscal Year
                     -------------------------------------
                              [Individual Grants]
                              -------------------

                                Number of        Percent of total
                                securities         options/SARs
                                underlying          granted to         Exercise or                     Grant Date
                               options/SARs        employees in        base price      Expiration    Present Value
           Name                granted (#)          fiscal year          ($/Sh)           date            (1)
---------------------------  ---------------     ----------------    --------------   ------------  ---------------
Michael R. Stanford                    7,500           7.30%             $ 6.00        4/23/2009        $ 63,469
H. Patrick Dee                         5,250           5.11%             $ 6.00        4/23/2009        $ 44,428
Brian C. Reinhardt                    21,000          20.44%             $16.08        7/23/2009        $154,560

__________________________
(1) Options were valued using the Black-Scholes option pricing model, which generates a theoretical value based upon certain factors and assumptions. Therefore, the value which is calculated is not intended to predict future prices of the Company's Common Stock. The actual value of a stock option, if any, is dependent on the future price of the stock, overall stock market conditions, and continued service with the Company. The grant date present value has not been adjusted for the impact of income tax to the option holder. There can be no assurance that the values reflected in this table or any other value will be achieved. In addition to the stock value at the date of grant and the exercise price, the following assumptions were used to calculate the values in the table: dividend yield of 1.5%; volatility of 58%; risk-free interest rate of 4.6%; and expected lives of 5 years for Mr. Stanford and Mr. Dee; dividend yield of 1.6%; volatility of 36%; risk-free interest rate of 4.74%; and expected life of 5 years for Mr. Reinhardt.

Executive Insurance

         The Bank has key-person insurance policies on each of Messrs. Stanford and Dee. Under these policies, the Bank is named as beneficiary of $480,000 of term life insurance on Mr. Stanford and $572,708 of term life insurance on Mr. Dee (the "Term Life Policies"). In addition, the Bank also pays the premiums on $795,553 of additional universal life insurance for Mr. Stanford and $987,292 of additional whole life insurance for Mr. Dee under which each of these individuals is able to name the beneficiary (the "Whole Life Policies"). Under the provisions of the part of Term Life Policies for Mr. Dee the amount of term insurance is gradually decreased over a period of 10 years. However, the Bank's premium payments are kept level during the entire 10 year period with the excess premiums from the Term Life Policy being applied to the Whole Life Policy. As a result of the increasing portion of the premiums which are allocated to the Whole Life Policy, at the end of the 10 year period the Whole Life Policy will be fully paid. Upon termination of employment, the Whole Life Policy would be transferable to Mr. Dee, who could elect to continue making the premium payment if such termination occurred prior to the tenth year of the policy. The annual premium which will be paid for the Whole Life Policy will constitute compensation to Mr. Dee.

Stock Option Agreement

         Under the terms of a stock option agreement, Michael R. Stanford had an option to purchase 9,918 shares of Common Stock at a price of $3.34 per share. As originally granted, the option allowed Mr. Stanford to purchase up to 10% of the Common Stock of New Mexico Bank Corporation ("NMBC"), the parent holding company of National Bank of Albuquerque, at the book value of the NMBC Common Stock as of November 19, 1990. In December 1991, the option was converted to an option to purchase the Company's Common Stock when NMBC was merged into the Company. The option was exercised by Mr. Stanford in February 2000.

Executive Income Protection Plan

         The Company has an Executive Income Protection Plan (the "Plan") with the following participants: H. Patrick Dee, Brian C. Reinhardt, and Michael R. Stanford, which provides for benefits upon a Control Change. Following a Control Change (as defined in the Plan), the Plan provides for a three-year employment term and specifies the employee's position, salary, bonus, and benefits payable during that period. If the employee (i) resigns; (ii) is discharged for any reason other than cause, death, or disability; (iii) experiences a Reduction in Position (as defined in the Plan) within a three-year period beginning on the date of the Control Change, then the employee shall have income protection benefits consisting of (a) a compensation benefit, payable in a single sum, equal to three times his Compensation (as defined in the Plan) (b) the same level of fringe benefits as existed on the date of the Control Change for a period ending three years after the Control Change including, without limitation, any plan or arrangement to receive and exercise stock options and/or stock appreciation rights, restricted stock or grants thereof in which the employee is participating on the date of the Control Change (or plans or arrangements providing him with substantially similar benefits); (c) an amount equal to the employee's non-vested accrued benefit in the Company's retirement plans, determined as of the last valuation date under such plans, if the employee is not fully vested under the terms of such plans; (d) up to a maximum of 30 percent of his Compensation for out-placement services for the employee; and (e) a lump sum payment at the same time as the compensation payment described in (a) above, if the Company has purchased a split-dollar life insurance policy on the life of an employee.

         "Control Change" is defined in the Plan as (i) a sale or sales (including an exchange) of shares of the Company, other than pursuant to a public offering, at one or more times by the Company, a shareholder or shareholders of the Company, or by any combination of the foregoing, which in the aggregate results in the beneficial ownership of more than 50% of the combined voting power of the Company's outstanding securities after the sale or sales by one or more shareholders who were not shareholders of the Company on April 19, 1996 (the effective date of the Plan), and who were not controlled after the sale or sales, directly or indirectly, by one or more of the shareholders of the Company on April 19, 1996; (ii) a sale or sales by the Company of all or substantially all of its assets to one or more persons or entities who were not shareholders of the Company on April 19, 1996, and who are not controlled after the sale or sales, directly or indirectly, by one or more of such shareholders; or (iii) a merger or other combination in which the Company is either the surviving or disappearing corporation, which results in the beneficial ownership of more than 50% of the combined voting power of the outstanding securities of the surviving corporation by one or more persons or entities which were not shareholders of the Company on April 19, 1996, and which are not controlled after such merger or other combination, directly or indirectly, by one or more of such shareholders; (iv) the approval by the shareholders of the Company of any plan or proposal to liquidate or dissolve the Company; or (v) during any period of two consecutive years, individuals who at the beginning of the period constitute the entire Board of Directors of the Company cease for any reason to constitute a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         "Compensation" means the sum of: (i) the employee's average taxable compensation from the Company; (ii) the employee's average elective salary reduction contributions to plans under Internal Revenue Code (the "Code") Sections 401(k) and/or 125; and (iii) the product of the average percentage of covered payroll contributed by the Company to the Company's 401(k) profit sharing plan multiplied by the sum of (i) and (ii) in each case for the five calendar years preceding the Control Change.

         "Reduction in Position" shall occur if an employee (i) is removed as an officer or director; (ii) experiences a significant decrease in managerial or supervisory authority; (iii) experiences a reduction in salary or bonus; (iv) is required by the Company to relocate to an office more than 50 miles from his location before the Control Change; (v) is reduced in the rate of his awards under any stock option plan in effect before the Control Change; (vi) experiences a material adverse change in his terms and conditions of employment.

         The Plan provides that the employees will be entitled to a gross-up payment if it is determined that any payment would be subject to the excise tax imposed by Section 4999 of the Code. The Plan also provides for the Company to pay the employee's legal fees incurred in any contest relating to the Plan and certain other indemnifications to the extent permitted under applicable New Mexico or federal law and under the Company's Bylaws and Articles of Incorporation.

         The aggregate cost to the Company of the requirements for payments to employees covered under the Plan (including the cost of early vesting under employee plans) would not exceed $2.4 million.

Section 401(k) Plan

         In 1991 the Company adopted a tax-qualified profit sharing 401(k) plan (the "Saving Plan") covering all employees who have attained 21 years of age and have completed one year of service with the Company. Each participant in the Saving Plan may reduce his or her salary by as much as the lesser of 20% of his or her compensation or $10,000, in 1999. The dollar limit is adjusted each year for inflation. The Company is required to make matching contributions of up to 50% of the first 6% of a participant's deferred compensation up to a maximum of 3%. The Company may, but is not required to, contribute additional amounts to the Saving Plan. Any such additional amounts are allocated to the accounts of participants who were active participants on the last day of the plan year or who retired or died or were disabled during the plan year. The allocation is in proportion to the eligible participants' compensation. During 1999, 1998, and 1997, the Bank made contributions to the Saving Plan of approximately $161,000, $146,000, and $125,000, respectively.

         All contributions by a participant are 100% vested and non-forfeitable at all times. The Company's contributions become 100% vested after three years of service with the Company. A participant may direct the investment of his or her account pursuant to the investment options offered by the trustee of the Saving Plan. Distribution of a participant's account under the Saving Plan normally occurs upon the participant's retirement or the participant's termination of employment with the Company.

Stock Option Plan

         Effective October 5, 1993, the Company adopted the First State Bancorporation 1993 Stock Option Plan (the "Stock Option Plan"), which provides for the granting of options to purchase up to 600,000 shares of the Company's Common Stock. Exercise dates and prices for the options are set by a committee of the Board of Directors. The Stock Option Plan also provides that options other than those qualifying as incentive stock options may be granted.

         The Stock Option Plan is administered by a committee composed of disinterested members of the Board of Directors (the "Committee"). Subject to the terms of the Stock Option Plan, the Committee determines the persons to whom awards are granted, the type of award granted, the number of shares granted, the vesting schedule, the type of consideration to be paid to the Company upon exercise of options, and the term of each option (not to exceed ten years).

         Under the Stock Option Plan, the Company may grant both incentive stock options ("incentive stock options") intended to qualify under Section 422 of the Code and options which are not qualified as incentive stock options ("non-qualified stock options"). Incentive stock options must be granted at an exercise price equal to or greater than the fair market value of the Common Stock on the date of grant. The exercise price of non-qualified stock options granted under the Stock Option Plan will be determined by the Committee on the date of grant. The exercise price of incentive stock options granted to holders of more than 10% of the Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant, and the term of these options may not exceed five years.

         The Stock Option Plan provides that the total number of shares covered by the plan, the number of shares covered by each option, and the exercise price per share may be proportionately adjusted by the Board of Directors or the Committee in the event of a stock split, reverse stock split, stock dividend, or similar capital adjustment effected without receipt of consideration by the Company.

         Upon a change in control of the Company, stock options outstanding under the Stock Option Plan immediately become fully vested and exercisable. Also, in the event of a merger or consolidation in which the Company is not the surviving corporation, the sale of all or substantially all of the Company's assets, certain reorganizations or the liquidation of the Company, each option granted under the Stock Option Plan may, at the election of the holder, become immediately exercisable.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         This is a report of the Compensation Committee of the Board of Directors (the "Committee"), which is composed of the following Board members, Kevin L. Reid, and Herman N. Wisenteiner, both of whom are nonemployee directors. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under either such Act.

         In designing executive compensation, the Committee has adopted the policy that the Company's executives should be paid fairly for the positions they hold in view of the nature and size of the business which the Company operates. The compensation level of the executives of the Company recognizes contributions towards the Company's performance by the executives and is designed to attract and retain competent executives who share the objectives of the Company and its stockholders. The goal of the Committee is to ensure that the Company employs qualified, experienced executive officers whose financial interest is aligned with that of the stockholders. The Committee considers general industry practice, tax effects, and other factors in structuring executive compensation awards. Base salaries for each of the executive officers of the Company are determined by taking into consideration performance, length of tenure with the Company, compensation by industry for comparable positions, and career achievements.

         Michael R. Stanford, President and C.E.O., and H. Patrick Dee, Executive Vice President, C.O.O., Secretary, and Treasurer receive bonus compensation based on a formula monitored by the Compensation Committee. The bonus formula awards compensation as a percentage of base salary for the Company's actual performance relative to its annual budget for earnings before income taxes, asset growth, and efficiency ratio, and based upon certain levels of return on average equity.

         The Company believes that its executives should have a vested interest in the performance of the Common Stock and, therefore, stock options are used as an integral part of creating incentives for executives. Option grants are dependent upon individual performance, level of responsibility, and other relevant factors. Options are used in order to align the benefits received by the executive officers with the appreciation realized by stockholders.

         Since going public in November 1993, the Company has experienced significant growth in its interest-earning assets, deposits, and net income. The Committee believes that Mr. Stanford's performance as C.E.O. continues to be important to the Company's success. His ongoing leadership is needed to achieve meaningful financial results. His efforts encompass the strategic direction for the Company's vision as well as direct involvement in driving the Company's assets and income growth. The Committee believes Mr. Stanford's 1999 compensation was consistent with the overall executive officer compensation structure.

         All recommendations of the Committee have been and are subject to review and approval of the Board of Directors.

First State Bancorporation Compensation Committee

Kevin L. Reid                                            Herman N. Wisenteiner

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities and certain other affiliated persons to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such forms furnished to the Company, or written representations that no forms were required to be filed, the Company believes that during the fiscal year ended December 31, 1999, except as noted below, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with. Eloy A. Jeantete failed to timely file a Form 4 for the purchase of 440 shares, and Kevin L. Reid failed to timely file a Form 4 for the disposition of 4,500 shares pursuant to a domestic relations order.

                             SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the Annual Meeting of the Company in the year 2001 must be received at the headquarters of the Company on or before December 15, 2000 in order to be considered for inclusion in the year 2001 proxy statement and proxy. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the headquarters of the Company no earlier than April 19, 2001 and no later than May 4, 2001, assuming an annual meeting date of June 8, 2001, and a 45 day notice or a public disclosure of such annual meeting date. The Company's Restated Articles of Incorporation require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act (including nominations of persons for election to the Company's Board of Directors) must be submitted, in accordance with the requirements of the Restated Articles of Incorporation, not less than 35 days nor more than 50 days before the date of the 2001 Annual Meeting, except that if less than 45 days notice or prior public disclosure of the date of the 2001 Annual Meeting is given or made to shareholders, proposals must be received not later than the close of business on the tenth day following the day on which notice of the 2001 Annual Meeting is mailed or public disclosure of the date of such meeting is made.

                         COMPARATIVE STOCK PERFORMANCE

         The graph below compares the cumulative shareholder return on the Company's Common Stock since December 31, 1993, with the cumulative total return on the NASDAQ-Amex Total US Index and the SNL (less than)$500M Bank Index. The table below compares the cumulative total return of the Common Stock as of December 31, 1995, 1996, 1997, 1998, and 1999, assuming a $100 investment on December 31, 1994, and assuming reinvestment of all dividends. This data was furnished by SNL Securities LLC.

                                                                        Period Ending
                                        -------------------------------------------------------------------------------
Index                                    12/31/94     12/31/95     12/31/96      12/31/97      12/31/98     12/31/99
-----------------------------------------------------------------------------------------------------------------------
First State Bancorporation                 100.00       128.00       160.82        232.13        228.00       230.29
NASDAQ-Amex - Total US                     100.00       141.33       173.89        213.07        300.25       542.43
SNL (less than)$500M Bank Index            100.00       136.80       176.08        300.16        274.06       253.69

                                OTHER BUSINESS

         All items of business to be brought before the meeting are set forth in this proxy statement. Management knows of no other business to be presented. If other matters of business not presently known to management are properly raised at the meeting, the proxies will vote on the matters in accordance with their best judgment.

                                            By order of the Board of Directors
                                            FIRST STATE BANCORPORATION

                                               /s/ Michael R. Stanford
                                               -----------------------------
                                               Michael R. Stanford
                                               President

         Shareholders are requested to sign, date, and promptly return the enclosed proxy card, in the enclosed envelope.

         If shareholders have any questions or require additional information, please contact Morrow & Co., Inc., at (800) 662-5200.

         Shareholders may receive a copy of the 1999 Annual Report on Form 10-K by contacting the Company's investor relations department at (505) 241-7304.

                                                               White Proxy Card
                          First State Bancorporation
                               7900 Jefferson NE
                         Albuquerque, New Mexico 87109
                                REVOCABLE PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints H. Patrick Dee and Michael R. Stanford, and each of them, as Proxies, with full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of First State Bancorporation which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on June 2, 2000, or any adjournment thereof.

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR all nominees" in Item 1 and "FOR" Item 2.

         PLEASE DATE AND SIGN AND RETURN PROMPTLY IN ENCLOSED ENVELOPE

                                                  (Continued on the other side)


[ X ] Please mark your vote
      as indicated in this example.                            White Proxy Card
-------------------------------------------------------------------------------
The Board of Directors Recommends a vote "FOR all nominees" in Item 1 and "FOR"
Item 2.
-------------------------------------------------------------------------------
Item 1.  ELECTION OF DIRECTORS
         Eloy A. Jeantele, Michael R. Stanford, Marshall G. Martin

         [  ] FOR all nominees         [  ] WITHHOLD AUTHORITY for all nominees

INSTRUCTION: To withhold authority to vote for any individual nominee, check the "FOR all nominees" box to the right and write the name of the nominee or nominees for whom you wish to withhold authority in the space provided below.

                                 --------------------------------------


Item 2. PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP as the independent public accountants of the Company.
         [  ] FOR                      [  ] AGAINST                [  ] ABSTAIN


       PLEASE SIGN & DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE
              -----------


         Dated:                          , 2000
               --------------------------


         --------------------------------------
         Signature


         --------------------------------------
         Signature if held jointly


         --------------------------------------
         Title

         Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.